Exhibit 99.1

105 Norton Street Newark, NY 14513 Ph: (315) 331-7742 Fax: (315) 331-3547 www.iec-electronics.com

IEC ANNOUNCES FISCAL FOURTH QUARTER REVENUE GROWTH AND PROFITABILITY FROM CONTINUING OPERATIONS

•	Fourth Quarter Revenue Growth of 7.4%

•	Gross Profit Improvement to 15.3%

•	Two-year Extension on Bank Revolver

Newark, New York, December 18, 2015 - IEC Electronics Corp, (NYSE MKT: IEC) today announced results for the fiscal fourth quarter and year ended September 30, 2015.

IEC’s presentation of results for continuing operations in both the 2014 and 2015 time periods does not include Southern California Braiding (SCB), the subsidiary IEC divested at the start of the fourth quarter of 2015. SCB’s results are presented in discontinued operations.

For the fourth quarter of fiscal 2015, the Company recorded net sales of $33.9 million, an increase of 7.4% compared to net sales of $31.6 million during the fourth quarter of the last fiscal year. Gross profit margin for the fourth quarter improved to 15.3% compared to 11.0% in the same quarter last year. Several factors contributed to the increase in gross profit including improved labor efficiency, successfully leveraging overhead, and lower excess and obsolete inventory expense. Selling and administrative expenses, excluding restatement and related expenses, increased to $3.4 million from $3.2 million, primarily due to higher bad debt compared to a benefit in the same quarter last year. Net income from continuing operations for the quarter was $0.8 million, or $0.08 per share, compared to net income from continuing operations of $1.4 million, or $0.14 per share, in the same prior year period. During the fourth quarter of fiscal 2014, the Company recorded a benefit of approximately $1.3 million, net of expenses, in connection with its resolution of directors and officers liability insurance claims.

Following the close of the fourth quarter, IEC began engaging in discussions and has subsequently reached a preliminary understanding with the SEC regarding a potential settlement of its investigation of the Company’s restatement of its consolidated financial statements for the fiscal year ended September 30, 2012 and the quarter ended December 28, 2012. As part of the proposed settlement, the Company would pay a penalty of $200,000. This penalty has been fully accrued for in the fourth quarter of fiscal 2015. The Company’s understanding with the SEC is still preliminary and is subject to change by the SEC at any time.

Loss from discontinued operations for the quarter ended September 30, 2015, which includes results of the sale and activity related to SCB, was $0.7 million, or a loss of $0.07 per share, compared to a net loss of $0.4 million, or a loss of $0.04, for the same period in fiscal 2014. Net income for the quarter was $0.2 million, or $0.02 per share, compared to net income of $1.0 million, or $0.10 per share, for the fourth quarter last year.

Revenues for the year ended September 30, 2015 increased 5.1% to $127.0 million compared to revenues of $120.8 million in the prior year. Gross profit margin for fiscal 2015 was 12.8%, up from 11.3% in the prior year. The increase in gross profit margin is attributed to improved efficiencies in labor and overhead. Selling and administrative expenses, excluding restatement and related expenses, increased to $16.6 million compared to $12.5 million in fiscal 2014, primarily due to expenses related to the proxy contest and resulting change of control which totaled $3.5 million. Excluding these costs, selling and administrative expense increased $0.6 million, and represented 10.4% of sales in fiscal 2015 and in the prior fiscal year. Net loss from continuing operations for the year was $3.8 million, or $0.37 per share, compared to a net loss from continuing operations of $14.6 million or $1.49 per share, in the previous year. Loss from discontinued operations for the year ended September 30, 2015 was $6.4 million, or a loss of $0.64 per share compared to a net loss of $0.4 million or a loss of $0.04 in fiscal 2014. Net loss for the year was $10.2 million, or $1.01 per share, compared to a net loss of $15.1 million, or $1.53 per share, in the prior year.

Backlog at September 30, 2015 was $91.6 million compared to backlog of $105.3 million at September 30, 2014. The decline in 2015 backlog is related to the sale of SCB and a reduction in one customer’s orders as compared to last year when orders from that customer significantly ramped as it was removed from FDA hold. 2015 backlog expected to ship in the next twelve months is $91.2 million as compared to $89.1 million in 2014 year-end backlog, excluding SCB.

Subsequent to the close of the quarter, the Company extended the maturity date of its revolving credit facility from January 18, 2016 to January 18, 2018.

Jeffrey T. Schlarbaum, President & CEO of IEC Electronics commented, “Our fourth quarter results reflect the continuing progress of our turnaround efforts. To date, we’ve broken through many of the headwinds we faced earlier in the year and we remain focused on restoring the confidence of our customers, rebuilding operational excellence and driving improved profitability. As previously reported, we strategically divested SCB at the start of the quarter, with the goal of redirecting our resources to center our efforts on enhancing our core business and vertical markets. We’re pleased to have demonstrated solid revenue growth from our continuing operations with improved margins as we saw many of our customers reaffirm their strategic commitment to working with IEC.”

Mr. Schlarbaum continued, “During the quarter we continued to execute against the strategic initiatives we’ve established to drive the Company’s turnaround. Operationally, we’ve made progress from both a branding and an efficiency standpoint and we’re seeing demonstrated improvements from this more unified approach. We remain dedicated to improving the management of our assets, including reducing inventory. We are focused on working closely and effectively with our existing customers for the success of their ongoing projects and to demonstrate our capabilities for new programs. As we move forward, we believe we’re on the right track to continue to drive improved operational performance and sustained profitability.” Mr. Schlarbaum concluded.

Conference Call:

IEC will host a conference call, today, Friday, December 18, 2015 at 10:00 a.m. Eastern Time, to discuss its financial results for the fourth quarter and year ended September 30, 2015.

The conference call may be accessed in the U.S. and Canada by dialing toll-free (877) 407-9210. International callers may access the call by dialing (201) 689-8049.

A replay of the teleconference will be available for 30 days after the call and may be accessed domestically by dialing (877) 660-6853 and international callers may dial (201) 612-7415. Callers must enter conference i.d. number 13625653.

To access the live webcast, log onto the IEC website at http://www.iec-electronics.com. The webcast can also be accessed at http://www.InvestorCalendar.com. An online replay will be available shortly after the call.

About IEC Electronics

IEC Electronics is a provider of electronic manufacturing services ("EMS") to advanced technology companies that require mission-critical applications, primarily in the military and aerospace, medical, industrial and communications sectors. The Company specializes in the custom manufacture of high reliability, complex circuit boards, system level assemblies, a wide array of custom wire and cable harness assemblies, precision metal assemblies, and provides laboratories for advanced research and testing services. As a full service EMS provider, IEC holds all appropriate certifications for the market sectors it supports including ISO 9001:2008, AS9100C, ISO 13485, Nadcap and IPC QML.  IEC Electronics is headquartered in Newark, NY (outside of Rochester) and also has operations in Rochester, NY and Albuquerque, NM. Additional information about IEC can be found on its web site at www.iec-electronics.com.

Safe Harbor

This release contains certain statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are made in reliance upon the protections provided by such Act for forward-looking statements. These forward-looking statements (such as when the Company describes what it "believes", "expects", or "anticipates" will occur, and other similar statements) include, but are not limited to, statements regarding future sales and operating results, future prospects, the capabilities and capacities of business operations, any financial or other guidance and all statements that are not based on historical fact, but rather reflect the Company's current expectations concerning future results and events. The ultimate correctness of these forward-looking statements is dependent upon a number of risks and events and is subject to uncertainties and other factors that may cause the Company's actual results, performance or achievements to be different from any future results, performance or achievements expressed or implied by these statements.

The following important factors could affect future results and events, causing those results and events to differ materially from those views expressed or implied in the Company’s forward-looking statements: the success of strategic initiatives aimed at driving the Company’s turnaround; the success of the Company’s efforts to enhance its core business; the Company’s ability to successfully remediate material weaknesses in the Company’s internal controls; litigation and governmental investigations or proceedings arising out of or relating to accounting and financial reporting matters; business conditions and growth or contraction in the Company’s customers’ industries, the electronic manufacturing services industry and the general economy; variability of the Company’s operating results; the Company’s ability to control its material, labor and other costs; the Company’s ability to manage its assets, including inventory; the Company’s dependence on a limited number of major customers; the potential consolidation of the Company’s customer base; availability of component supplies; dependence on certain industries; variability and timing of customer requirements; technological, engineering and other start-up issues related to new programs and products, uncertainties as to availability and timing of governmental funding for the Company’s customers; the impact of government regulations, including FDA regulations; the types and mix of sales to the Company’s customers; the Company’s ability to assimilate acquired businesses and to achieve the anticipated benefits of such acquisitions; unforeseen product failures and the potential product liability claims that may be associated with such failures; the availability of capital and other economic, business and competitive factors affecting the Company’s customers, its industry and business generally; failure or breach of the Company’s information technology systems; and natural disasters. Any one or more of these risks and uncertainties could cause future results or events to differ materially from those expressed or implied in these forward-looking statements. For a further list and description of risks, relevant factors and uncertainties that could cause future results or events to differ materially from those expressed or implied in these forward-looking statements, see the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in the Company’s most recent Annual Report on Form 10-K and the Company’s subsequently filed Securities and Exchange Commission reports.

Except as otherwise required by law, the Company undertakes no obligation to publicly update or correct any forward-looking statements, whether as a result of new information, future events, or otherwise. All forward-looking statements are expressly qualified by these cautionary statements.

Contact:	Michael T. Williams	John Nesbett or Jennifer Belodeau
	Chief Financial Officer	Institutional Marketing Services (IMS)
	IEC Electronics Corp.	(203) 972-9200
	(315) 332-4308	jnesbett@institutionalms.com
	mwilliams@iec-electonics.com	jbelodeau@institutionalms.com

IEC ELECTRONICS CORP.
CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2015 and 2014
(in thousands, except share and per share data)

	September 30, 2015	September 30, 2014
ASSETS
Current assets:
Cash	$407	$1,980
Accounts receivable, net of allowance	24,923	22,347
Inventories, net	25,753	20,480
Deferred income taxes	—	—
Other current assets	1,444	3,485
Discontinued operations - current assets	—	2,158
Total current assets	52,527	50,450

Fixed assets, net	$15,443	16,530
Intangible assets, net	134	173
Goodwill	101	101
Deferred income taxes	—	—
Other long term assets	57	299
Discontinued operations - long term assets	—	5,443

Total assets	$68,262	$72,996

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$2,908	$2,908
Accounts payable	18,336	17,732
Accrued payroll and related expenses	2,338	3,203
Other accrued expenses	1,318	1,008
Customer deposits	5,761	1,553
Total current liabilities	30,661	26,404

Long-term debt	28,323	28,479
Other long-term liabilities	590	708
Total liabilities	59,574	55,591

STOCKHOLDERS’ EQUITY
Preferred stock, $0.01 par value:	—	—
500,000 shares authorized; none issued or outstanding
Common stock, $0.01 par value:
Authorized 50,000,000 shares
Issued: 11,232,017 and 11,146,571 shares, respectively
Outstanding: 10,196,145 and 10,126,767 shares, respectively	112	111
Additional paid-in capital	45,845	44,302
Retained earnings/(accumulated deficit)	(35,740)	(25,554)
Treasury stock, at cost: 1,035,872 and 1,019,804 shares, respectively	(1,529)	(1,454)
Total stockholders’ equity	8,688	17,405

Total liabilities and stockholders’ equity	$68,262	$72,996

IEC ELECTRONICS CORP.
CONSOLIDATED INCOME STATEMENTS
THREE MONTHS and YEARS ENDED SEPTEMBER 30, 2015 and 2014
(in thousands, except share and per share data)

	Three Months Ended		Years Ended
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
	(unaudited)
Net sales	$33,938	$31,600	$126,999	$120,837
Cost of sales	28,760	28,121	110,704	107,148
Gross profit	5,178	3,479	16,295	13,689

Selling and administrative expenses	3,371	3,160	16,630	12,513
Impairment of goodwill and other intangibles	—	—	—	—
Restatement and related expenses, net	376	(1,302)	1,325	1,136
Operating profit/(loss)	1,431	1,621	(1,660)	40

Interest and financing expense	594	386	2,110	1,794
Other expense/(income)	—	—	—	18
Income/(loss) from continuing operations before income taxes	837	1,235	(3,770)	(1,772)

Provision for/(benefit from) income taxes	5	(161)	1	12,876
Income/(loss) from continuing operations	832	1,396	(3,771)	(14,648)

Loss on discontinued operations, net	(671)	(362)	(6,415)	(423)

Net income/(loss)	$161	$1,034	$(10,186)	$(15,071)

Basic net income/(loss) per common and common equivalent share:
Earnings/(loss) from continuing operations	$0.08	$0.14	$(0.37)	$(1.49)
Earnings/(loss) from discontinued operations	(0.07)	(0.04)	$(0.64)	(0.04)
Net earnings/loss	$0.02	$0.10	$(1.01)	$(1.53)

Diluted net income/(loss) per common and common equivalent share:
Earnings/(loss) from continuing operations	$0.08	$0.14	$(0.37)	$(1.49)
Earnings/(loss) from discontinued operations	(0.07)	(0.04)	(0.64)	(0.04)
Net earnings/loss	$0.02	$0.10	$(1.01)	$(1.53)

Weighted average number of common and common equivalent shares outstanding:
Basic	10,201,139	9,853,647	10,089,306	9,827,043
Diluted	10,201,139	9,950,634	10,089,306	9,827,043